Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. Announces

Full Year and Fourth Quarter Results

Whippany, New Jersey, November 13, 2014 — Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced results for its fourth quarter and fiscal year ended September 27, 2014.

Fiscal Year 2014 Results

Net income amounted to $94.5 million, or $1.56 per Common Unit, compared to $78.8 million, or $1.35 per Common Unit, in fiscal 2013. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) amounted to $314.9 million, compared to $305.2 million in fiscal 2013.

Net income and EBITDA for fiscal 2014 included: (i) $12.3 million in expenses related to the ongoing integration of Inergy Propane; and (ii) a loss on debt extinguishment of $11.6 million. Net income and EBITDA for fiscal 2013 included: (i) $10.6 million in expenses related to the integration of Inergy Propane; (ii) $7.0 million in charges related to the Partnership’s voluntary withdrawal from multi-employer pension plans covering certain employees acquired in the Inergy Propane acquisition; and (iii) a loss on debt extinguishment of $2.1 million.

Excluding the effects of these charges, as well as the unrealized (non-cash) mark-to-market adjustments on derivative instruments in both years, Adjusted EBITDA (as defined and reconciled below) amounted to $338.5 million in fiscal 2014, an increase of $9.2 million, or 2.8%, compared to Adjusted EBITDA of $329.3 million in fiscal 2013.

In announcing these results, President and Chief Executive Officer Michael A. Stivala said, “This year’s heating season was one of the most challenging this industry has ever experienced as a result of a combination of industry-wide supply and logistics issues, rapidly rising wholesale prices, harsh winter storms and, in many parts of the country, sustained colder than normal temperatures. Thanks to the tremendous effort of our employees to ensure the comfort and safety of our customer base, we met these challenges head-on and finished the year with nearly 3% growth in Adjusted EBITDA.”

Mr. Stivala continued, “The challenging winter notwithstanding, fiscal 2014 was a year of great accomplishments for the Partnership. We continued to make significant progress towards integrating the Inergy Propane business, as we successfully executed our detailed integration plans for year two. Our system conversion plans have been fully executed, we have completed much of the physical blending activities for our operating geographies and are now operating under one common business model and one common brand. Additionally, we continued to focus on strengthening our balance sheet with the opportunistic refinancing of our previous 7.5% Senior Notes due 2018 with new 5.5% Senior Notes due 2024, effectively extending maturities on this portion of our debt by six years at a very attractive interest rate, and reducing our cash interest requirements by more than $8 million annually. Despite the significantly higher investment in working capital during the fiscal 2014 heating season, we ended the year with $92.6 million of cash on hand.”

Concluding his remarks, Mr. Stivala said, “We are very well positioned as we enter fiscal 2015. With so much of our integration efforts behind us, our employees are well-equipped to leverage the strength of our operating structure to continue to focus on the needs of our customer base. As we look ahead, we will continue to fine-tune our operating model and cost structure in order to enhance customer service and maximize the overall profitability of the combined business.”

Retail propane gallons sold for fiscal 2014 of 530.7 million gallons decreased 3.9 million gallons, or 0.7%, from 534.6 million gallons in fiscal 2013. Sales of fuel oil and other refined fuels of 49.1 million gallons decreased 4.6 million gallons, or 8.6%, from 53.7 million gallons in fiscal 2013. According to the National Oceanic and Atmospheric Administration, average temperatures (as measured by heating degree days) across all of the Partnership’s service territories for fiscal 2014 were 3% colder than normal and 7% colder than the prior year. However, the weather pattern during the winter heating season (October 2013 through March 2014) was characterized by considerably colder than normal temperatures in the Partnership’s service territories in the east and midwest regions, whereas the Partnership’s service territories in the west experienced unseasonably warm temperatures throughout the period. In fact, average temperatures in the western territories during this past winter heating season were 11% warmer than normal and 6% warmer than the comparable period in the prior year, which negatively impacted volumes sold in those territories. Additionally, volumes sold during fiscal 2014 were adversely affected by supply constraints resulting from industry-wide supply shortages and logistics issues, as well as customer conservation attributable to the significant rise in wholesale propane prices.

Revenues for fiscal 2014 of $1,938.3 million increased $234.7 million, or 13.8%, compared to the prior year primarily due to higher retail propane selling prices associated with higher wholesale propane costs. Average posted propane prices (basis Mont Belvieu, Texas) for fiscal 2014 were 24.8% higher than the prior year, and average posted prices for fuel oil were 2.1% lower than the prior year.

Cost of products sold for fiscal 2014 of $1,080.7 million increased $218.8 million, or 25.4%, compared to $861.9 million in the prior year, primarily due to significantly higher wholesale propane costs and higher transportation costs associated with extraordinary measures taken by the Partnership during the winter heating season to help ensure that adequate propane supplies were delivered to its customer service centers to meet customer demand. Cost of products sold for fiscal 2014 included a $0.3 million unrealized (non-cash) gain attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to a $4.3 million unrealized (non-cash) loss in the prior year. These unrealized gains and losses are excluded from Adjusted EBITDA for both periods in the table below.

Combined operating and general and administrative expenses of $531.0 million for fiscal 2014 were $3.3 million, or 0.6%, lower than fiscal 2013, primarily due to continued operating efficiencies and synergies realized as a result of the integration of Inergy Propane, substantially offset by higher overtime and vehicle expenses attributable to higher volumes sold and harsh weather conditions in the Partnership’s east and midwest service territories, as well as higher provisions for potential uncollectable accounts.

Depreciation and amortization expense of $136.4 million for fiscal 2014 increased $6.0 million, or 4.6%, primarily due to the acceleration of depreciation expense on assets taken out of service as a result of integration activities. Net interest expense of $83.3 million for fiscal 2014 decreased $12.1 million, or 12.7%, primarily due to the reduction of $157.3 million in long-term borrowings during the fourth quarter of fiscal 2013 and, to a lesser extent, the refinancing of our $496.6 million in aggregate principal amount of 7.5% Senior Notes due 2018 with $525.0 million in aggregate principal amount of 5.5% Senior Notes due 2024 completed during the third quarter of fiscal 2014.

Fourth Quarter 2014 Results

Consistent with the seasonal nature of the propane and fuel oil businesses, the Partnership typically reports a net loss for its fiscal fourth quarter. Net loss for the fourth quarter of fiscal 2014 of $54.7 million, or $0.90 per Common Unit, improved by $8.4 million, or $0.15 per Common Unit, compared to a net loss of $63.1 million, or $1.05 per Common Unit, for the fourth quarter of fiscal 2013.

Net loss and EBITDA for the fourth quarter of fiscal 2014 included $3.2 million in expenses related to the ongoing integration of Inergy Propane. Net loss and EBITDA for the fourth quarter of fiscal 2013 included: (i) $4.6 million in expenses related to the integration of Inergy Propane; (ii) a $1.0 million charge related to the Partnership’s voluntary withdrawal from multi-employer pension plans covering certain employees acquired in the Inergy Propane acquisition; and (iii) a loss on debt extinguishment of $2.1 million.

Excluding these items and the effects of unrealized (non-cash) mark-to-market adjustments on derivative instruments used in risk management activities in both quarters, Adjusted EBITDA for the fourth quarter of fiscal 2014 improved to $4.5 million, compared to $1.9 million for the fourth quarter of fiscal 2013.

Retail propane gallons sold in the fourth quarter of fiscal 2014 decreased 2.3 million gallons, or 2.9%, to 76.0 million gallons compared to 78.3 million gallons in the prior year fourth quarter. Sales of fuel oil and other refined fuels decreased 0.8 million gallons, to 5.5 million gallons during the fourth quarter of fiscal 2014. The decrease in propane volumes sold was primarily driven by customer conservation; particularly in the non-residential segment, offset to an extent by an increase in residential volumes sold.

As previously announced on October 23, 2014, the Partnership’s Board of Supervisors had declared a quarterly distribution of $0.8750 per Common Unit for the three months ended September 27, 2014. On an annualized basis, this distribution rate equates to $3.50 per Common Unit. The distribution was paid on November 10, 2014 to Common Unitholders of record as of November 3, 2014.

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1.2 million residential, commercial, industrial and agricultural customers through more than 710 locations in 41 states.

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;

•	Volatility in the unit cost of propane, fuel oil and other refined fuels and natural gas, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes as a result of customer conservation;

•	The cost savings expected from the Inergy Propane Acquisition may not be fully realized or realized within the expected timeframe;

•	The revenue gained by the Partnership from the Inergy Propane Acquisition may be lower than expected;

•	The costs of the integration of the business acquired in the Inergy Propane Acquisition into the Partnership’s existing operations may be greater than expected;

•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;

•	The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;

•	The ability of the Partnership to acquire sufficient volumes of, and the costs to the Partnership of acquiring, transporting and storing, propane, fuel oil and other refined fuels;

•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;

•	The ability of the Partnership to retain customers or acquire new customers;

•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;

•	The ability of management to continue to control expenses;

•	The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and global warming, derivative instruments and other regulatory developments on the Partnership’s business;

•	The impact of changes in tax regulations that could adversely affect the tax treatment of the Partnership for income tax purposes;

•	The impact of legal proceedings on the Partnership’s business;

•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;

•	The Partnership’s ability to make strategic acquisitions and successfully integrate them, including but not limited to Inergy Propane;

•	The impact of current conditions in the global capital and credit markets, and general economic pressures;

•	The operating, legal and regulatory risks the Partnership may face; and

•	Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 28, 2013 and other periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

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Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three and Twelve Months Ended September 27, 2014 and September 28, 2013

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013
Revenues
Propane	$197,569	$193,003	$1,606,840	$1,357,102
Fuel oil and refined fuels	19,796	22,990	194,684	208,957
Natural gas and electricity	12,782	15,179	87,093	79,432
All other	11,139	12,500	49,640	58,115

	241,286	243,672	1,938,257	1,703,606

Costs and expenses
Cost of products sold	121,544	121,630	1,080,750	861,905
Operating	105,354	109,875	466,389	469,496
General and administrative	13,488	13,785	64,593	64,845
Depreciation and amortization	35,298	37,037	136,399	130,384

	275,684	282,327	1,748,131	1,526,630

Operating (loss) income	(34,398)	(38,655)	190,126	176,976
Loss on debt extinguishment	—	2,144	11,589	2,144
Interest expense, net	20,166	22,143	83,261	95,427

(Loss) income before provision for income taxes	(54,564)	(62,942)	95,276	79,405
Provision for income taxes	156	177	767	607

Net (loss) income	$(54,720)	$(63,119)	$94,509	$78,798

Net (loss) income per Common Unit - basic	$(0.90)	$(1.05)	$1.56	$1.35

Weighted average number of Common Units outstanding - basic	60,495	60,356	60,481	58,378

Net (loss) income per Common Unit - diluted	$(0.90)	$(1.05)	$1.56	$1.34

Weighted average number of Common Units outstanding - diluted	60,495	60,356	60,751	58,600

Supplemental Information:
EBITDA (a)	$900	$(3,762)	$314,936	$305,216
Adjusted EBITDA (a)	$4,502	$1,941	$338,502	$329,253
Retail gallons sold:
Propane	76,040	78,265	530,743	534,621
Refined fuels	5,476	6,271	49,071	53,710
Capital expenditures:
Maintenance	$5,185	$1,981	$18,158	$8,282
Growth	$3,224	$4,675	$11,894	$19,541

(more)

(a)	EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and certain other items, as applicable, as provided in the table below. Our management uses EBITDA and Adjusted EBITDA as measures of liquidity and we are including them because we believe that they provide our investors and industry analysts with additional information to evaluate our ability to meet our debt service obligations and to pay our quarterly distributions to holders of our Common Units.

EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP. Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth (i) our calculations of EBITDA and Adjusted EBITDA and (ii) a reconciliation of Adjusted EBITDA, as so calculated, to our net cash provided by operating activities:

	Three Months Ended		Twelve Months Ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013
Net (loss) income	$(54,720)	$(63,119)	$94,509	$78,798
Add:
Provision for income taxes	156	177	767	607
Interest expense, net	20,166	22,143	83,261	95,427
Depreciation and amortization	35,298	37,037	136,399	130,384

EBITDA	900	(3,762)	314,936	305,216
Unrealized (non-cash) losses (gains) on changes in fair value of derivatives	402	(2,015)	(306)	4,318
Integration-related costs	3,200	4,574	12,283	10,575
Multi-employer pension plan withdrawal charge	—	1,000	—	7,000
Loss on debt extinguishment	—	2,144	11,589	2,144

Adjusted EBITDA	4,502	1,941	338,502	329,253
Add / (subtract):
Provision for income taxes	(156)	(177)	(767)	(607)
Interest expense, net	(20,166)	(22,143)	(83,261)	(95,427)
Unrealized (non-cash) (losses) gains on changes in fair value of derivatives	(402)	2,015	306	(4,318)
Integration-related costs	(3,200)	(4,574)	(12,283)	(10,575)
Multi-employer pension plan withdrawal charge	—	(1,000)	—	(7,000)
Gain on disposal of property, plant and equipment, net	(181)	(652)	(521)	(3,543)
Compensation cost recognized under Restricted Unit Plans	1,727	635	7,390	3,888
Changes in working capital and other assets and liabilities	98,457	37,793	(23,815)	2,635

Net cash provided by operating activities	$80,581	$13,838	$225,551	$214,306

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Annual Report on Form 10-K to be filed by the Partnership with the United States Securities and Exchange Commission (“SEC”). Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.